
               SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (UNAUDITED)

                                  EXHIBIT 11
                                --------------

                          BASIC EARNINGS PER SHARE


                                                Three Months Ended                Six Months Ended
                                                     June 30,                         June 30,
                                           ----------------------------     ----------------------------
                                               1998            1997             1998            1997
                                           ------------    ------------     ------------    ------------
Weighted average number of common
 shares outstanding                          11,561,786      11,457,312       11,546,329      11,458,580
                                           ============    ============     ============    ============

Net income                                 $  8,373,468    $  7,020,993     $ 14,034,243    $ 11,778,267
                                           ============    ============     ============    ============

Basic net income per share                 $       0.72    $       0.61     $       1.22    $       1.03
                                           ============    ============     ============    ============


                       SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                           COMPUTATION OF EARNINGS PER COMMON SHARE
                                          (UNAUDITED)

                                           EXHIBIT 11
                                         --------------

                                   DILUTED EARNINGS PER SHARE


                                                Three Months Ended                Six Months Ended
                                                     June 30,                         June 30,
                                           ----------------------------     ----------------------------
                                               1998            1997             1998            1997
                                           ------------    ------------     ------------    ------------
Weighted average number of common
 shares outstanding                          11,561,786      11,457,312       11,546,329      11,458,580

Shares issuable pursuant to employee
 stock option plans, less shares
 assumed repurchased at the average
 fair value during the period                   514,046         439,146          508,423         429,102

Shares issuable pursuant to the
 independent director stock option
 plan, less shares assumed repurchased
 at the average fair value during
 the period                                       5,194           4,870            4,985           4,805
                                           ------------    ------------     ------------    ------------
Number of shares for computation of
 diluted net income per share                12,081,026      11,901,328       12,059,737      11,892,487
                                           ============    ============     ============    ============

Net income                                 $  8,373,468    $  7,020,993     $ 14,034,243    $ 11,778,267
                                           ============    ============     ============    ============

Diluted net income per share               $       0.69    $       0.59     $       1.16    $       0.99
                                           ============    ============     ============    ============
